EXHIBIT 10.1

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Voting Agreement”), dated as of October 10, 2018, is executed by and among Investar Holding Corporation (“Investar”), a Louisiana corporation, Mainland Bank (“Mainland Bank”), a Texas state bank, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).
RECITALS:
WHEREAS, contemporaneously with the execution of this Voting Agreement, Investar, Investar Bank, a Louisiana state bank and wholly-owned subsidiary of Investar (“Investar Bank”), and Mainland Bank, are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which Mainland Bank will merge with and into Investar Bank, with Investar Bank as the surviving entity (the “Merger”);
WHEREAS, applicable law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of Mainland Bank;
WHEREAS, as a condition and inducement to Investar’s willingness to enter into the Reorganization Agreement, Investar requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, providing that, subject to the terms hereof, each such Shareholder will vote his or her shares of Mainland Bank Stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;
WHEREAS, Investar and Mainland Bank are relying on this Voting Agreement in incurring expenses in their continuing review of Mainland Bank’s business, in preparing the Proxy Statement/Prospectus for the shareholders of Mainland Bank, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.
NOW, THEREFORE, in consideration of the substantial expenses that Investar will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce Investar to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:

1.    Ownership of Shares. Each of the Shareholders hereby severally represents and warrants to Investar and Mainland Bank that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of the Mainland Bank Stock set forth below the Shareholder’s name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date for the Mainland Bank Shareholders’ Meeting referred to in Section 5.3 of the Reorganization Agreement any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the Mainland Bank Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.
2.    Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares, and any additional shares of Mainland Bank Stock acquired by such Shareholder after the date hereof and prior to the Mainland Bank Shareholders’ Meeting, in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby at the Mainland Bank Shareholders’ Meeting.
3.    Acquisition Proposals. Each Shareholder, solely in his capacity as a shareholder and without limiting in any way his ability to exercise his duties as a director or an officer of Mainland Bank or otherwise take any action permitted by the Reorganization Agreement (i) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the Mainland Bank Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (ii) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.
4.    Reliance of Parties. Investar and Mainland Bank each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review Mainland Bank’s business, in preparing the Proxy Statement/Prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and Mainland Bank acknowledges that the performance of this Voting Agreement is intended to benefit Investar.
5.    Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.    Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of Mainland Bank that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).
7.    Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception.
8.    Dissenters’ Rights. Each Shareholder confirms his/her knowledge of the availability of the appraisal rights of the Bank’s shareholders under the Texas Finance Code and Texas Business Organizations Code with respect to the Merger and has reviewed the applicable statutory provisions related to appraisal rights. Each Shareholder agrees not to exercise any appraisal rights that the Shareholder may now or hereafter have with respect to any Shares.
9.    Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by Investar, Mainland Bank and such Shareholder.
10.    Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.
11.    Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.    Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) ) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.
13.    Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause Investar to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Investar shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).
14.    Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

INVESTAR HOLDING CORPORATION

By:
Name:	John J. D’Angelo
Title:	President and Chief Executive Officer

Address:

Investar Holding Corporation
10500 Coursey Blvd. 3rd Floor
Baton Rouge, Louisiana 70816

MAINLAND BANK

By:
Name:	Robert L. Harris
Title:	President and Chief Executive Officer

Address:

Mainland Bank
2501 Palmer Highway, Suite 100
Texas City, Texas 77590

[Signature Page to Voting Agreement]

SHAREHOLDERS:
Address for Shareholders:

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

Name:
Number of Shares:	Common

[Shareholder Signature Page to Voting Agreement]